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            [LETTERHEAD OF POWELL, GOLDSTEIN, FRAZER & MURPHY LLP]


                               February 8, 2000

Cybernet Internet Services International, Inc.
Stefan-George-Ring 19-23
D-81929 Munich
Germany

Ladies and Gentlemen:

     We are serving as counsel for Cybernet Internet Services International, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form S-1 filed on the date of this opinion (the "Registration Statement"), with respect to the resale, from time to time, of 4,534,661 shares (the "Shares") of the Company's common stock, par value $.001 per share. The Shares will be issued by the Company upon exercise of warrants dated July 8, 1999 (the "Warrants") by holders of such Warrants.

     We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of the Shares as we have deemed necessary and advisable.

     Based upon the foregoing, in reliance thereon, and having regard for such legal considerations that we have deemed relevant, it is our opinion that when the Shares are issued by the Company upon exercise of the Warrants, the Shares will be legally and validly issued, fully paid and non-assessable.

     We hereby consent to the reference of our firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement and to the filing of this opinion as an exhibit thereto.

                                   Very truly yours,


                                   /s/ Powell, Goldstein, Frazer & Murphy LLP
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                                   POWELL, GOLDSTEIN, FRAZER & MURPHY LLP